                                                                      EXHIBIT 11

                         DIGICON INC. AND SUBSIDIARIES

                  COMPUTATION OF INCOME (LOSS) PER COMMON AND
                            COMMON EQUIVALENT SHARE
                FOR THE YEARS ENDED JULY 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEARS ENDED JULY 31,
                                                        ------------------------------------
                                                         1995           1994          1993
                                                        -------       --------       -------
PRIMARY INCOME (LOSS) PER SHARE:
  Weighted average shares of common stock
     outstanding(1)...................................   10,958          9,769         8,674
  Shares issuable from assumed conversion of:
     Warrants.........................................        7
     Stock options....................................        1
                                                        -------       --------       -------
  Weighted average shares outstanding, as adjusted....   10,966          9,769         8,674
                                                        =======       ========       =======
  Primary income (loss) per share.....................  $   .25(3)    $  (1.48)      $  (.15)
                                                        =======       ========       =======
FULLY DILUTED INCOME (LOSS) PER SHARE:
  Weighted average shares of common stock
     outstanding(1)...................................   10,958          9,769         8,674
  Shares issuable from assumed conversion of:
     Warrants.........................................        7
     Stock options....................................        1
                                                        -------       --------       -------
  Weighted average shares outstanding, as adjusted....   10,966          9,769         8,674
                                                        =======       ========       =======
  Fully diluted income (loss) per share...............  $   .25(3)    $  (1.48)(2)   $  (.15)(2)
                                                        =======       ========       =======
NET INCOME (LOSS) FOR PRIMARY AND FULLY DILUTED
  COMPUTATION.........................................  $ 2,778       $(14,426)      $(1,258)
                                                        =======       ========       =======

- ---------------

(1) Weighted average shares of common stock outstanding for all periods have been restated for a one for three reverse stock split consummated on January 17, 1995.

(2) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although warrants (see Note 8) and stock options issued under the employee and non-employee director plans (see Note 6) had no dilutive effect.

(3) This calculation is submitted in accordance with Item 601(b)11 of Regulation S-K although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because warrants and options result in dilution of less than 3%.